CONSENT OF HASSAN GHAFFARI

The undersigned hereby consents to:

(i) the use of the written disclosure derived from the report entitled "Technical Report and Preliminary Economic Assessment for the Las Chispas Property, Sonora, Mexico" effective May 15, 2019 and dated, as amended, July 19, 2019 in the Annual Information Form for the year ended December 31, 2019 ("AIF") of SilverCrest Metals Inc. (the "Company") filed as an exhibit to the Company's Form 40-F Annual Report for the period ended December 31, 2019, and any amendments thereto (the "40-F");

(ii) the incorporation by reference of the AIF and the 40-F into the Company's Form F-10 Registration Statement being filed with the United States Securities and Exchange Commission, and any amendments thereto (the "F-10"); and

(iii) the use of my name in the AIF, the 40-F and the Form F-10.

           /s/ Hassan Ghaffari

Name: Hassan Ghaffari

Title:  Director of Metallurgy, Tetra Tech Canada Inc.

Date: May 26, 2020